As filed with the Securities and Exchange Commission on April 12, 2013

Registration Number: 333-185121

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRSTMERIT CORPORATION

(Exact name of Registrant as specified in its charter)

Ohio	6021	34-1339938
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

III Cascade Plaza, 7th Floor,

Akron, Ohio 44308

(330) 996-6300

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Carlton E. Langer

Senior Vice President, Chief Legal Officer and Secretary

FirstMerit Corporation

III Cascade Plaza, 7th Floor

Akron, Ohio 44308

(330) 996-6300

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Lyle G. Ganske Peter E. Izanec Jones Day North Point 901 Lakeside Ave Cleveland, Ohio 44114 (216) 586-3939	Rex E. Schlaybaugh, Jr. Dykema Gossett PLLC 39577 Woodward Avenue, Suite 300 Bloomfield Hills, Michigan 48301 (248) 203-0700

Approximate Date of Commencement of Proposed Sale of the Securities to the Public: The merger of Citizens Republic Bancorp, Inc. with and into FirstMerit Corporation was consummated effective April 12, 2013.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

This post-effective Amendment No. 1 to FirstMerit Corporation’s Registration Statement on Form S-4 (Registration No. 333-185121) originally filed with the Securities and Exchange Commission on November 23, 2012 (as amended by Amendment No. 1, filed February 21, 2013 and Amendment No. 2, filed February 28, 2013), is being filed for the sole purpose of amending the exhibit index to include Exhibits No. 8.3, 8.4, 23.6 and 23.7, which exhibits are filed herewith.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of January 28, 2013, by and among FirstMerit Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC, Barclays Capital Inc. and Credit Suisse Securities (USA) LLC, acting as representatives of the several underwriters named therein (Depositary Shares) (incorporated by reference from Exhibit 1.1 to the Current Report on Form 8-K filed with the SEC by FirstMerit Corporation on February 4, 2013).

1.2	Underwriting Agreement, dated as of January 28, 2013, by and among FirstMerit Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC, Barclays Capital Inc. and Credit Suisse Securities (USA) LLC, acting as representatives of the several underwriters named therein (Notes) (incorporated by reference from Exhibit 1.2 to the Current Report on Form 8-K filed with the SEC by FirstMerit Corporation on February 4, 2013).

2.1	Agreement and Plan of Merger between FirstMerit Corporation and Citizens Republic Bancorp, Inc. dated September 12, 2012 (attached as Appendix A to the Joint Proxy Statement/Prospectus contained in this S-4 Registration Statement).

3.1	Second Amended and Restated Articles of Incorporation of FirstMerit Corporation, as amended (incorporated by reference from Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed by FirstMerit Corporation on May 10, 2010).

3.2	Second Amended and Restated Code of Regulations of FirstMerit Corporation as amended (incorporated by reference from Exhibit 3.2 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed by FirstMerit Corporation on May 10, 2010).

3.3	Certificate of Amendment to the Second Amended and Restated Articles of Incorporation of FirstMerit Corporation (incorporated by reference from Exhibit 3.3 to the Current Report on Form 8-K filed with the SEC by FirstMerit Corporation on February 4, 2013).

4.1	Subordinated Indenture, dated as of February 4, 2013, by and between FirstMerit Corporation and Wells Fargo Bank, National Association, as Trustee (incorporated by reference from Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC by FirstMerit Corporation on February 4, 2013).

4.2	First Supplemental Subordinated Indenture, dated as of February 4, 2013, by and between FirstMerit Corporation and Wells Fargo Bank, National Association, as Trustee (incorporated by reference from Exhibit 4.2 to the Current Report on Form 8-K filed with the SEC by FirstMerit Corporation on February 4, 2013).

4.3	Deposit Agreement, dated as of February 4, 2013, by and between FirstMerit Corporation and American Stock Transfer & Trust Company, LLC, as Depositary (incorporated by reference from Exhibit 4.3 to the Current Report on Form 8-K filed with the SEC by FirstMerit Corporation on February 4, 2013).

4.4	Specimen Certificate for 5.875% Non-Cumulative Perpetual Preferred Stock, Series A, without par value, of FirstMerit Corporation (incorporated by reference from Exhibit 4.4 to the Current Report on Form 8-K filed with the SEC by FirstMerit Corporation on February 4, 2013).

5.1**	Opinion of Carlton E. Langer as to the validity of securities to be issued.

8.1**	Opinion of Jones Day re tax matters.

8.2**	Opinion of Dykema Gossett PLLC re tax matters.

8.3	Opinion of Jones Day re tax matters (delivered to FirstMerit at the closing of the merger).

8.4	Opinion of Dykema Gossett PLLC re tax matters (delivered to Citizens at the closing of the merger).

10.1	Credit Agreement between FirstMerit and Citibank, N.A. (incorporated by reference from Exhibit 99.1 to the Current Report on Form 8-K filed by FirstMerit Corporation on December 7, 2006).

10.2*	Amended and Restated 1999 Stock Plan (incorporated by reference from Exhibit 10.5 to the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2000 filed by FirstMerit Corporation on April 30, 2001).

10.3*	First Amendment to the Amended and Restated 1999 Stock Plan (incorporated by reference from Exhibit 10.5 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.4*	Amended and Restated 2002 Stock Plan (incorporated by reference from Exhibit 10.6 to the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003 filed by FirstMerit Corporation on April 30, 2004).

10.5*	First Amendment to the Amended and Restated 2002 Stock Plan (incorporated by reference from Exhibit 10.7 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.6*	Amended and Restated 2006 Equity Plan (incorporated by reference from Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed by FirstMerit Corporation on May 2, 2008).

10.7*	First Amendment to the Amended and Restated 2006 Equity Plan (incorporated by reference from Exhibit 10.9 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.8*	Amended and Restated Executive Deferred Compensation Plan (incorporated by reference from Exhibit 10.10 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.9*	Amended and Restated Director Deferred Compensation Plan (incorporated by reference from Exhibit 10.11 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.10*	Amended and Restated Supplemental Executive Retirement Plan (incorporated by reference from Exhibit 10.12 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.11*	Form of Amended and Restated Membership Agreement with respect to the Executive Supplemental Retirement Plan (incorporated by reference from Exhibit 10.39 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed by FirstMerit Corporation on March 22, 1999).

10.12*	2008 Supplemental Executive Retirement Plan (incorporated by reference from Exhibit 10.14 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.13*	Amendment to the Supplemental Executive Retirement Plan (incorporated by reference from Exhibit 10.15 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.14*	Amended and Restated Unfunded Supplemental Benefit Plan (incorporated by reference from Exhibit 10.16 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.15*	2008 Excess Benefit Plan (incorporated by reference from Exhibit 10.18 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.16*	First Amendment to the 2008 Excess Benefit Plan (incorporated by reference from Exhibit 10.19 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.17*	Executive Life Insurance Program Summary (incorporated by reference from Exhibit 10.20 to the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2001 filed by FirstMerit Corporation on April 30, 2002).

10.18*	Long-Term Disability Benefit Summary (incorporated by reference from Exhibit 10.21 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.19*	Director Compensation Summary (incorporated by reference from Exhibit 10.22 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.20*	Form of Amended and Restated Change in Control Termination Agreement (Tier 1) (incorporated by reference from Exhibit 10.23 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.21*	Form of Amended and Restated Change in Control Termination Agreement (Tier 1/2008 SERP) (incorporated by reference from Exhibit 10.24 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.22*	Form of Amended and Restated Displacement Agreement (Tier 1) (incorporated by reference from Exhibit 10.22 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed by FirstMerit Corporation on February 25, 2011).

10.23*	Form of Displacement Agreement (Tier 1/2008 SERP) (incorporated by reference from Exhibit 10.23 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed by FirstMerit Corporation on February 25, 2011).

10.24*	Amended and Restated Employment Agreement by and between FirstMerit Corporation and Paul G. Greig (incorporated by reference from Exhibit 10.27 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.25*	Amended and Restated Change in Control Termination Agreement (Greig) (incorporated by reference from Exhibit 10.28 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.26*	Amended and Restated Displacement Agreement (Greig) (incorporated by reference from Exhibit 10.29 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed by FirstMerit Corporation on February 18, 2009).

10.27*	Form of Employee Restricted Stock Award Agreement (Change in Control) (incorporated by reference from Exhibit 10.4 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed by FirstMerit Corporation on May 2, 2008).

10.28*	Form of Employee Restricted Stock Award Agreement (no Change in Control) (incorporated by reference from Exhibit 10.5 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed by FirstMerit Corporation on May 2, 2008).

10.29*	Form of Director Nonqualified Stock Option Award Agreement (incorporated by reference from Exhibit 10.6 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed by FirstMerit Corporation on May 2, 2008).

10.30*	Form of Employee Nonqualified Stock Option Award Agreement (Change in Control) (incorporated by reference from Exhibit 10.7 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed by FirstMerit Corporation on May 2 2008).

10.31*	Form of Employee Nonqualified Stock Option Award Agreement (no Change in Control) (incorporated by reference from Exhibit 10.8 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed by FirstMerit Corporation on May 2, 2008).

10.32	Credit Agreement by and between FirstMerit Corporation and SunTrust Bank (incorporated by reference from Exhibit 10.39 to the Annual Report on Form 10-K filed by FirstMerit Corporation on February 18, 2009).

10.33	First Amendment to the Credit Agreement between FirstMerit Corporation and SunTrust Bank (incorporated by reference from Exhibit 10.40 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.34	Line of Credit Letter Agreement between FirstMerit Corporation and PNC Bank, N.A. (incorporated by reference from Exhibit 10.41 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.35	Committed Line of Credit Note between FirstMerit Corporation and PNC Bank, N.A. (incorporated by reference from Exhibit 10.42 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.36	Repurchase Letter Agreement dated April 22, 2009, between FirstMerit and the United States Department of the Treasury (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed by FirstMerit Corporation on April 23, 2009).

10.37	Distribution Agency Agreement dated May 6, 2009, between FirstMerit and Credit Suisse Securities (USA) LLC (incorporated by reference from Exhibit 99.1 to the Current Report on Form 8-K filed by FirstMerit Corporation on May 6, 2009).

10.38	Warrant Repurchase Letter Agreement dated May 27, 2009, between FirstMerit and the United States Department of the Treasury (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC by FirstMerit Corporation on May 27, 2009).

10.39	Purchase and Assumption Agreement dated November 11, 2009, between FirstMerit Bank, N.A. and First Bank (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC by FirstMerit Corporation on November 12, 2009).

10.40	Purchase and Assumption Agreement Whole Bank All Deposits, among the Federal Deposit Insurance Corporation, receiver of George Washington Savings Bank, Orland Park, Illinois, the Federal Deposit Insurance Corporation and FirstMerit Bank, N.A., dated as of February 19, 2010 (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed by FirstMerit Corporation on February 22, 2010).

10.41*	FirstMerit Corporation 2010 Retention Bonus Plan (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed by FirstMerit Corporation on February 22, 2010).

10.42	Distribution Agency Agreement, dated March 3, 2010, between FirstMerit Corporation and Credit Suisse Securities (USA) LLC (incorporated by reference from Exhibit 99.1 to the Current Report on Form 8-K filed by FirstMerit Corporation on March 3, 2010).

10.43	Distribution Agency Agreement, dated March 3, 2010, between FirstMerit Corporation and RBC Capital Markets Corporation (incorporated by reference from Exhibit 99.2 to the Current Report on Form 8-K filed by FirstMerit Corporation on March 3, 2010).

10.44	Purchase and Assumption Agreement Whole Bank All Deposits, among the Federal Deposit Insurance Corporation, receiver of Midwest Bank and Trust Company, Elmwood Park, Illinois, the Federal Deposit Insurance Corporation and FirstMerit Bank, N.A., dated as of May 14, 2010 (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed by FirstMerit Corporation on May 17, 2010).

10.45	FirstMerit Bank Cash-Settled Value Appreciation Instrument, dated May 14, 2010 (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed by FirstMerit Corporation on May 17, 2010).

10.46*	Form of Director Annual Restricted Stock Award (incorporated by reference from Exhibit 10.50 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed by FirstMerit Corporation on February 25, 2011).

10.47*	Form of Employee Restricted Stock Award (Change in Control) (incorporated by reference from Exhibit 10.51 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed by FirstMerit Corporation on February 25, 2011).

10.48*	Form of Employee Restricted Stock Award (no Change in Control) (incorporated by reference from Exhibit 10.52 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed by FirstMerit Corporation on February 25, 2011).

10.49*	FirstMerit Corporation 2011 Equity Incentive Plan (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed by FirstMerit Corporation on April 20, 2011).

10.50*	FirstMerit Corporation 2011 Equity Incentive Plan Form of Restricted Share Award Agreement (Section 16 Officers) (incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K filed by FirstMerit Corporation on April 20, 2011).

10.51*	Amended and Restated FirstMerit Corporation Executive Cash Annual Incentive Plan (incorporated by reference from Exhibit 10.3 to the Current Report on Form 8-K filed by FirstMerit Corporation on April 20, 2011).

10.52*	FirstMerit Corporation 2011 Equity Incentive Plan Form of Restricted Share Award Agreement (Directors) (incorporated by reference from Exhibit 10.4 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 filed by FirstMerit Corporation on July 29, 2011).

10.53*	FirstMerit Form of Indemnification Agreement with Officers and Directors (incorporated by reference from Exhibit 10.53 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 filed by FirstMerit Corporation on November 2, 2012).

10.54	Securities Purchase Agreement by and between the United States Department of the Treasury, FirstMerit and Citizens (incorporated by reference from Exhibit 10.54 to the Registration Statement on Form S-4/A filed by FirstMerit Corporation on February 21, 2013 (Registration No. 333-18521)).

10.55	First Amendment to the Amended and Restated Change in Control Termination Agreement, dated February 21, 2013, by and between FirstMerit Corporation and Paul Greig (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K by FirstMerit Corporation on February 26, 2013).

10.56	First Amendment to the Amended and Restated Displacement Agreement, dated February 21, 2013, by and between FirstMerit Corporation and Paul Greig (incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K by FirstMerit Corporation on February 26, 2013).

21.1	Subsidiaries of FirstMerit (incorporated by reference from Exhibit 21 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed by FirstMerit Corporation on February 28, 2013).

23.1**	Consent of Ernst & Young LLP for FirstMerit

23.2**	Consent of Ernst & Young LLP for Citizens

23.3**	Consent of Jones Day (included in Exhibit 8.1)

23.4**	Consent of Dykema Gossett PLLC (included in Exhibit 8.2)

23.5**	Consent of Carlton E. Langer (included in Exhibit 5.1)

23.6	Consent of Jones Day (included in Exhibit 8.3)

23.7	Consent of Dykema Gossett PLLC (included in Exhibit 8.4)

24.1**	Power of attorney of FirstMerit

99.1**	Form of Proxy of Citizens

99.2**	Form of Proxy of FirstMerit

99.3**	Consent of J.P. Morgan Securities LLC

99.4**	Consent of RBC Capital Markets, LLC

99.5*	Form of Amended and Restated Change in Control Agreement with officers of Citizens (incorporated by reference from Exhibit 10.54 to the Registration Statement on Form S-4/A filed by FirstMerit Corporation on February 21, 2013 (Registration No. 333-18521)).

*	Represents management contract, compensatory plan or arrangement in which directors and/or executive officers are eligible to participate
**	Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on April 12, 2013.

FIRSTMERIT CORPORATION

By:	/s/ Paul G. Greig
Paul G. Greig
Chairman, President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul G. Greig Paul G. Greig	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	April 12, 2013

/s/ Terrence E. Bichsel Terrence E. Bichsel	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 12, 2013

* Clifford J. Isroff	Director	April 12, 2013

* Steven H. Baer	Director	April 12, 2013

* Karen S. Belden	Director	April 12, 2013

* R. Cary Blair	Director	April 12, 2013

* John C. Blickle	Director	April 12, 2013

* Robert W. Briggs	Director	April 12, 2013

* Richard Colella	Director	April 12, 2013

* Gina D. France	Director	April 12, 2013

* Terry L. Haines	Director	April 12, 2013

* J. Michael Hochschwender	Director	April 12, 2013

* Philip A. Lloyd II	Director	April 12, 2013

* Russ M. Strobel	Director	April 12, 2013

*	Judith A. Steiner, the Executive Vice President and Chief Risk Officer of FirstMerit Corporation, as attorney-in-fact, signs this document on behalf of the above-named directors and officers pursuant to powers of attorney duly executed by such directors and officers and filed with this registration statement.

By:	/s/ Judith A. Steiner
Name:	Judith A. Steiner
Title:	Executive Vice President and Chief Risk Officer

Index to Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of January 28, 2013, by and among FirstMerit Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC, Barclays Capital Inc. and Credit Suisse Securities (USA) LLC, acting as representatives of the several underwriters named therein (Depositary Shares) (incorporated by reference from Exhibit 1.1 to the Current Report on Form 8-K filed with the SEC by FirstMerit Corporation on February 4, 2013).

1.2	Underwriting Agreement, dated as of January 28, 2013, by and among FirstMerit Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC, Barclays Capital Inc. and Credit Suisse Securities (USA) LLC, acting as representatives of the several underwriters named therein (Notes) (incorporated by reference from Exhibit 1.2 to the Current Report on Form 8-K filed with the SEC by FirstMerit Corporation on February 4, 2013).

2.1	Agreement and Plan of Merger between FirstMerit Corporation and Citizens Republic Bancorp, Inc. dated September 12, 2012 (attached as Appendix A to the Joint Proxy Statement/Prospectus contained in this S-4 Registration Statement).

3.1	Second Amended and Restated Articles of Incorporation of FirstMerit Corporation, as amended (incorporated by reference from Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed by FirstMerit Corporation on May 10, 2010).

3.2	Second Amended and Restated Code of Regulations of FirstMerit Corporation as amended (incorporated by reference from Exhibit 3.2 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed by FirstMerit Corporation on May 10, 2010).

3.3	Certificate of Amendment to the Second Amended and Restated Articles of Incorporation of FirstMerit Corporation (incorporated by reference from Exhibit 3.3 to the Current Report on Form 8-K filed with the SEC by FirstMerit Corporation on February 4, 2013).

4.1	Subordinated Indenture, dated as of February 4, 2013, by and between FirstMerit Corporation and Wells Fargo Bank, National Association, as Trustee (incorporated by reference from Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC by FirstMerit Corporation on February 4, 2013).

4.2	First Supplemental Subordinated Indenture, dated as of February 4, 2013, by and between FirstMerit Corporation and Wells Fargo Bank, National Association, as Trustee (incorporated by reference from Exhibit 4.2 to the Current Report on Form 8-K filed with the SEC by FirstMerit Corporation on February 4, 2013).

4.3	Deposit Agreement, dated as of February 4, 2013, by and between FirstMerit Corporation and American Stock Transfer & Trust Company, LLC, as Depositary (incorporated by reference from Exhibit 4.3 to the Current Report on Form 8-K filed with the SEC by FirstMerit Corporation on February 4, 2013).

4.4	Specimen Certificate for 5.875% Non-Cumulative Perpetual Preferred Stock, Series A, without par value, of FirstMerit Corporation (incorporated by reference from Exhibit 4.4 to the Current Report on Form 8-K filed with the SEC by FirstMerit Corporation on February 4, 2013).

5.1**	Opinion of Carlton E. Langer as to the validity of securities to be issued.

8.1**	Opinion of Jones Day re tax matters.

8.2**	Opinion of Dykema Gossett PLLC re tax matters.

8.3	Opinion of Jones Day re tax matters (delivered to FirstMerit at the closing of the merger).

8.4	Opinion of Dykema Gossett PLLC re tax matters (delivered to Citizens at the closing of the merger).

10.1	Credit Agreement between FirstMerit and Citibank, N.A. (incorporated by reference from Exhibit 99.1 to the Current Report on Form 8-K filed by FirstMerit Corporation on December 7, 2006).

10.2*	Amended and Restated 1999 Stock Plan (incorporated by reference from Exhibit 10.5 to the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2000 filed by FirstMerit Corporation on April 30, 2001).

10.3*	First Amendment to the Amended and Restated 1999 Stock Plan (incorporated by reference from Exhibit 10.5 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.4*	Amended and Restated 2002 Stock Plan (incorporated by reference from Exhibit 10.6 to the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003 filed by FirstMerit Corporation on April 30, 2004).

10.5*	First Amendment to the Amended and Restated 2002 Stock Plan (incorporated by reference from Exhibit 10.7 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.6*	Amended and Restated 2006 Equity Plan (incorporated by reference from Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed by FirstMerit Corporation on May 2, 2008).

10.7*	First Amendment to the Amended and Restated 2006 Equity Plan (incorporated by reference from Exhibit 10.9 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.8*	Amended and Restated Executive Deferred Compensation Plan (incorporated by reference from Exhibit 10.10 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.9*	Amended and Restated Director Deferred Compensation Plan (incorporated by reference from Exhibit 10.11 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.10*	Amended and Restated Supplemental Executive Retirement Plan (incorporated by reference from Exhibit 10.12 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.11*	Form of Amended and Restated Membership Agreement with respect to the Executive Supplemental Retirement Plan (incorporated by reference from Exhibit 10.39 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed by FirstMerit Corporation on March 22, 1999).

10.12*	2008 Supplemental Executive Retirement Plan (incorporated by reference from Exhibit 10.14 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.13*	Amendment to the Supplemental Executive Retirement Plan (incorporated by reference from Exhibit 10.15 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.14*	Amended and Restated Unfunded Supplemental Benefit Plan (incorporated by reference from Exhibit 10.16 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.15*	2008 Excess Benefit Plan (incorporated by reference from Exhibit 10.18 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.16*	First Amendment to the 2008 Excess Benefit Plan (incorporated by reference from Exhibit 10.19 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.17*	Executive Life Insurance Program Summary (incorporated by reference from Exhibit 10.20 to the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2001 filed by FirstMerit Corporation on April 30, 2002).

10.18*	Long-Term Disability Benefit Summary (incorporated by reference from Exhibit 10.21 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.19*	Director Compensation Summary (incorporated by reference from Exhibit 10.22 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.20*	Form of Amended and Restated Change in Control Termination Agreement (Tier 1) (incorporated by reference from Exhibit 10.23 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.21*	Form of Amended and Restated Change in Control Termination Agreement (Tier 1/2008 SERP) (incorporated by reference from Exhibit 10.24 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.22*	Form of Amended and Restated Displacement Agreement (Tier 1) (incorporated by reference from Exhibit 10.22 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed by FirstMerit Corporation on February 25, 2011).

10.23*	Form of Displacement Agreement (Tier 1/2008 SERP) (incorporated by reference from Exhibit 10.23 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed by FirstMerit Corporation on February 25, 2011).

10.24*	Amended and Restated Employment Agreement by and between FirstMerit Corporation and Paul G. Greig (incorporated by reference from Exhibit 10.27 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.25*	Amended and Restated Change in Control Termination Agreement (Greig) (incorporated by reference from Exhibit 10.28 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.26*	Amended and Restated Displacement Agreement (Greig) (incorporated by reference from Exhibit 10.29 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed by FirstMerit Corporation on February 18, 2009).

10.27*	Form of Employee Restricted Stock Award Agreement (Change in Control) (incorporated by reference from Exhibit 10.4 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed by FirstMerit Corporation on May 2, 2008).

10.28*	Form of Employee Restricted Stock Award Agreement (no Change in Control) (incorporated by reference from Exhibit 10.5 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed by FirstMerit Corporation on May 2, 2008).

10.29*	Form of Director Nonqualified Stock Option Award Agreement (incorporated by reference from Exhibit 10.6 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed by FirstMerit Corporation on May 2, 2008).

10.30*	Form of Employee Nonqualified Stock Option Award Agreement (Change in Control) (incorporated by reference from Exhibit 10.7 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed by FirstMerit Corporation on May 2 2008).

10.31*	Form of Employee Nonqualified Stock Option Award Agreement (no Change in Control) (incorporated by reference from Exhibit 10.8 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed by FirstMerit Corporation on May 2, 2008).

10.32	Credit Agreement by and between FirstMerit Corporation and SunTrust Bank (incorporated by reference from Exhibit 10.39 to the Annual Report on Form 10-K filed by FirstMerit Corporation on February 18, 2009).

10.33	First Amendment to the Credit Agreement between FirstMerit Corporation and SunTrust Bank (incorporated by reference from Exhibit 10.40 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.34	Line of Credit Letter Agreement between FirstMerit Corporation and PNC Bank, N.A. (incorporated by reference from Exhibit 10.41 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.35	Committed Line of Credit Note between FirstMerit Corporation and PNC Bank, N.A. (incorporated by reference from Exhibit 10.42 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by FirstMerit Corporation on February 18, 2009).

10.36	Repurchase Letter Agreement dated April 22, 2009, between FirstMerit and the United States Department of the Treasury (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed by FirstMerit Corporation on April 23, 2009).

10.37	Distribution Agency Agreement dated May 6, 2009, between FirstMerit and Credit Suisse Securities (USA) LLC (incorporated by reference from Exhibit 99.1 to the Current Report on Form 8-K filed by FirstMerit Corporation on May 6, 2009).

10.38	Warrant Repurchase Letter Agreement dated May 27, 2009, between FirstMerit and the United States Department of the Treasury (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC by FirstMerit Corporation on May 27, 2009).

10.39	Purchase and Assumption Agreement dated November 11, 2009, between FirstMerit Bank, N.A. and First Bank (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC by FirstMerit Corporation on November 12, 2009).

10.40	Purchase and Assumption Agreement Whole Bank All Deposits, among the Federal Deposit Insurance Corporation, receiver of George Washington Savings Bank, Orland Park, Illinois, the Federal Deposit Insurance Corporation and FirstMerit Bank, N.A., dated as of February 19, 2010 (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed by FirstMerit Corporation on February 22, 2010).

10.41*	FirstMerit Corporation 2010 Retention Bonus Plan (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed by FirstMerit Corporation on February 22, 2010).

10.42	Distribution Agency Agreement, dated March 3, 2010, between FirstMerit Corporation and Credit Suisse Securities (USA) LLC (incorporated by reference from Exhibit 99.1 to the Current Report on Form 8-K filed by FirstMerit Corporation on March 3, 2010).

10.43	Distribution Agency Agreement, dated March 3, 2010, between FirstMerit Corporation and RBC Capital Markets Corporation (incorporated by reference from Exhibit 99.2 to the Current Report on Form 8-K filed by FirstMerit Corporation on March 3, 2010).

10.44	Purchase and Assumption Agreement Whole Bank All Deposits, among the Federal Deposit Insurance Corporation, receiver of Midwest Bank and Trust Company, Elmwood Park, Illinois, the Federal Deposit Insurance Corporation and FirstMerit Bank, N.A., dated as of May 14, 2010 (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed by FirstMerit Corporation on May 17, 2010).

10.45	FirstMerit Bank Cash-Settled Value Appreciation Instrument, dated May 14, 2010 (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed by FirstMerit Corporation on May 17, 2010).

10.46*	Form of Director Annual Restricted Stock Award (incorporated by reference from Exhibit 10.50 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed by FirstMerit Corporation on February 25, 2011).

10.47*	Form of Employee Restricted Stock Award (Change in Control) (incorporated by reference from Exhibit 10.51 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed by FirstMerit Corporation on February 25, 2011).

10.48*	Form of Employee Restricted Stock Award (no Change in Control) (incorporated by reference from Exhibit 10.52 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed by FirstMerit Corporation on February 25, 2011).

10.49*	FirstMerit Corporation 2011 Equity Incentive Plan (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed by FirstMerit Corporation on April 20, 2011).

10.50*	FirstMerit Corporation 2011 Equity Incentive Plan Form of Restricted Share Award Agreement (Section 16 Officers) (incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K filed by FirstMerit Corporation on April 20, 2011).

10.51*	Amended and Restated FirstMerit Corporation Executive Cash Annual Incentive Plan (incorporated by reference from Exhibit 10.3 to the Current Report on Form 8-K filed by FirstMerit Corporation on April 20, 2011).

10.52*	FirstMerit Corporation 2011 Equity Incentive Plan Form of Restricted Share Award Agreement (Directors) (incorporated by reference from Exhibit 10.4 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 filed by FirstMerit Corporation on July 29, 2011).

10.53*	FirstMerit Form of Indemnification Agreement with Officers and Directors (incorporated by reference from Exhibit 10.53 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 filed by FirstMerit Corporation on November 2, 2012).

10.54	Securities Purchase Agreement by and between the United States Department of the Treasury, FirstMerit and Citizens (incorporated by reference from Exhibit 10.54 to the Registration Statement on Form S-4/A filed by FirstMerit Corporation on February 21, 2013 (Registration No. 333-18521)).

10.55	First Amendment to the Amended and Restated Change in Control Termination Agreement, dated February 21, 2013, by and between FirstMerit Corporation and Paul Greig (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K by FirstMerit Corporation on February 26, 2013).

10.56	First Amendment to the Amended and Restated Displacement Agreement, dated February 21, 2013, by and between FirstMerit Corporation and Paul Greig (incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K by FirstMerit Corporation on February 26, 2013).

21.1	Subsidiaries of FirstMerit (incorporated by reference from Exhibit 21 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed by FirstMerit Corporation on February 28, 2013).

23.1**	Consent of Ernst & Young LLP for FirstMerit

23.2**	Consent of Ernst & Young LLP for Citizens

23.3**	Consent of Jones Day (included in Exhibit 8.1)

23.4**	Consent of Dykema Gossett PLLC (included in Exhibit 8.2)

23.5**	Consent of Carlton E. Langer (included in Exhibit 5.1)

23.6	Consent of Jones Day (included in Exhibit 8.3)

23.7	Consent of Dykema Gossett PLLC (included in Exhibit 8.4)

24.1**	Power of attorney of FirstMerit

99.1**	Form of Proxy of Citizens

99.2**	Form of Proxy of FirstMerit

99.3**	Consent of J.P. Morgan Securities LLC

99.4**	Consent of RBC Capital Markets, LLC

99.5*	Form of Amended and Restated Change in Control Agreement with officers of Citizens (incorporated by reference from Exhibit 10.54 to the Registration Statement on Form S-4/A filed by FirstMerit Corporation on February 21, 2013 (Registration No. 333-18521)).

*	Represents management contract, compensatory plan or arrangement in which directors and/or executive officers are eligible to participate
**	Previously filed